Exhibit 1.2

$200,000,000

MACQUARIE EQUIPMENT LEASING FUND TWO, LLC

20,000,000 Shares of Limited Liability Company Interest at $10 per Share

SELLING DEALER AGREEMENT

            , 2011

[selling dealer]

[address]

[address]

Ladies and Gentlemen:

Macquarie Asset Management Inc. (the “manager”), as manager and on behalf of Macquarie Equipment Leasing Fund Two, LLC, a Delaware limited liability company (the “Fund”), proposes to issue and offer for sale up to an aggregate of 20,000,000 shares of limited liability company interest in the Fund at a price of $10 per share, subject to certain reductions, and up to an additional 1,555,556 shares of limited liability company interest in the Fund pursuant to the Fund’s distribution reinvestment plan (“DRP”) at a price of $9.00 per share (the “Shares”). The offering of the Shares by the Fund is referred to herein as the “Offering”.

In connection with the Offering, the Fund has prepared and filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement and amendments thereto on Form S-1 (File No. 333-172898) relating to the offer and sale of the Shares under the Securities Act of 1933, as amended (the “Securities Act”), including the related preliminary prospectus. Such registration statement, as amended, at the time it become effective, and the final prospectus included therein, are herein respectively called the “Registration Statement” and the “Prospectus.”

We, Macquarie Capital (USA) Inc. (“MCUSA”), have entered into a Dealer Manager Agreement with the manager and the Fund (the “Dealer Manager Agreement”) pursuant to which we will offer and sell the Shares on a “best efforts” basis. We are authorized to enlist other members of the Financial Industry Regulatory Authority, Inc. (“FINRA”) acceptable to the Fund to offer and sell the Shares.

We invite you to become one of the selling dealers of the Shares, on a non-exclusive basis. By your acceptance below you agree to act in that capacity and to use your best efforts, on the terms and conditions set forth in this Agreement, to solicit subscriptions for the Shares in all jurisdictions in which you are registered as a broker-dealer in good standing and in which the Shares are qualified for offer and sale. For purposes of this Agreement, you shall be referred to as a “Selling Dealer.”

1.	Section 1: Representations and Warranties and Covenants of Selling Dealer

Selling Dealer represents and warrants to, and agrees with, MCUSA that:

(a)	Selling Dealer is a corporation or other entity duly organized, validly existing and in good standing under the laws of the state of Selling Dealer’s formation and is duly qualified to do business and is in good standing under the laws of any jurisdiction in which its ownership of property or conduct of business requires it to be so qualified. Selling Dealer has all requisite power and authority to enter into this Agreement and to carry out its obligations under this Agreement.

(b)	Selling Dealer will comply with all federal laws pertaining to the sale of securities, the laws of jurisdictions in which Selling Dealer sells the Shares, the rules and regulations of the SEC under the Securities Act and the Exchange Act and the Constitution, By-Laws, Rules of FINRA, specifically including, without limitation, FINRA Rules 2310, 2420, and 5141, each as amended from time to time, and the Bank Secrecy Act, specifically including, without limitation, Section 103.122 thereof, as amended from time to time.

(c)	This Agreement has been duly authorized, executed and delivered by, and is the valid, legal and binding agreement of, Selling Dealer, enforceable against it in accordance with its terms.

(d)	Neither the sale of the Shares, nor the fulfillment of the terms hereof, will conflict with, result in a breach of or constitute a default under, the terms of any contract indenture, or other material agreement or instrument to which Selling Dealer is or will be a party, or is or will be bound, or, any order or regulation applicable to Selling Dealer of any court, regulatory body, administrative agency or governmental body having jurisdiction over Selling Dealer or any its respective assets or operations.

(e)	Selling Dealer is a member in good standing of FINRA. Selling Dealer is duly registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Selling Dealer is duly registered as a broker-dealer in the jurisdictions where it is required to be registered (including each jurisdiction specified in Schedule A) in order to carry out its obligations as contemplated by this Agreement and the Prospectus. Selling Dealer agrees to maintain all the foregoing registrations in good standing throughout the term of this Agreement. Schedule A contains accurate and complete information concerning the jurisdictions where the Selling Dealer is registered.

(f)	Subject to the terms and conditions stated herein, Selling Dealer agrees to offer and sell the Shares on a “best efforts” basis. The manager may, with notice to Selling Dealer, change the terms and conditions of the subscriptions at any time (but such change may not adversely affect the rights of subscribers who may have submitted their subscriptions before such change) and to suspend or discontinue the sale of the Shares at any time and without notice.

(g)	Selling Dealer shall transmit original subscription agreements and funds to the Manager’s designated agent no later than noon of the next business day after receipt in accordance with the instructions set forth in the form of subscription agreement, which is attached as Appendix C to the Prospectus, unless such subscription agreement and funds are first forwarded to another of Selling Dealer’s offices for internal supervisory review (which shall take place within the aforementioned time period), in which event such other office shall complete its review and forward such subscription agreement and funds to the Manager’s designated agent no later than noon of the next business day after its receipt thereof; provided, however, that until the acceptance by the manager of subscriptions resulting in a minimum of $1,200,000 in subscription funds (the “Minimum Offering”), all subscription checks shall be made payable to “Wells Fargo Bank, as Escrow Agent for Macquarie Equipment Leasing Fund Two, LLC,” and shall be transmitted with the original executed subscription agreements to the escrow agent in accordance with the deadlines set forth above; provided, further, that until the receipt and acceptance by the manager of subscriptions from subscribers, including Pennsylvania residents, of $10,000,000 or more, all subscription checks for Pennsylvania residents shall be made payable to the foregoing escrow account and shall be transmitted with the original executed subscription agreements to the escrow agent in accordance with the deadlines set forth above. Each submission of subscription agreements and funds to the escrow agent shall be accompanied by a schedule listing (a) the name, address, tax identification number and such other information as the escrow agent may require and (b) the number of Shares purchased by each subscriber and the amount of subscription funds being deposited with the escrow agent for each subscriber. Notwithstanding the foregoing, any investor’s check not properly completed as described above shall be promptly returned to such investor not later than the next business day following Selling Dealer’s receipt of such check.

Selling Dealer shall maintain a copy of all documents in their files disclosing the basis on which the Selling Dealer made the suitability determination of an investment in the Fund by the subscribers to whom they sold Shares, including all completed subscription agreements and supporting documents in its records for the longer of the periods prescribed by either (i) Rule 17a-4 of the Exchange Act or (ii) applicable state securities laws. Selling Dealer shall maintain records on the information used to determine that the investment in the Shares is suitable and appropriate for each subscriber, and Selling Dealer shall maintain these records for at least six years after the sale of the Shares (or six years after the Offering Termination Date, as such term is defined in the Fund’s Limited Liability Company Operating Agreement, included as Exhibit A to the Prospectus (the “LLC Agreement”) if the subscriber elects to participate in the DRP).

(h)	Selling Dealer will communicate to each of its sales agents, representatives and other persons associated with it the appropriate investor suitability standards for an investment in the Fund. Selling Dealer shall only solicit subscriptions for the Shares from persons which meet or exceed investor suitability standards as detailed in the Prospectus and subscription agreement, as may be updated from time to time. It is the responsibility of the Selling Dealer and each person selling Shares on behalf of the manager or MCUSA to make every reasonable effort to determine that the purchase of the Shares is a suitable and appropriate investment for subscribers.

(i)	Selling Dealer affirms and acknowledges that it is satisfied that it has reasonable grounds to believe, based on all information made available to it, that all material facts are adequately and accurately disclosed in the Prospectus and provide a basis for an evaluation of an investment in the Shares. Selling Dealer further affirms and acknowledges that it did not rely upon the investigation of MCUSA, in its capacity as dealer-manager, or by any other Selling Dealer, in making such determination.

(j)	Selling Dealer shall not offer or sell the Shares in any jurisdiction unless MCUSA has advised Selling Dealer in writing (or has copied Selling Dealer on notice in writing from the manager or the Manager’s counsel) that the offer or sale of the Shares has been qualified for sale in the jurisdiction or is exempt from the qualification requirements imposed by such jurisdiction. Nothing in this Agreement shall obligate the Fund, the manager, or MCUSA to obtain registration or renewal of registration in any state.

(k)	Selling Dealer shall make no sale of the Shares unless such sale is preceded or accompanied by the Prospectus (including any supplements or amendments thereto). In addition, unless otherwise advised by the manager or MCUSA, Selling Dealer may provide each subscriber with sales material, which shall be clearly marked as being prepared and authorized by the manager or by MCUSA for use in connection with the offering of Shares to the general public by means of the Prospectus (“Sales Material”). The manager cannot accept a subscription until at least five business days after the subscriber receives a copy of the Prospectus (including any supplements or amendments thereto).

(l)	Selling Dealer acknowledges that the manager has the right to reject any subscription at any time for any reason without liability to anyone, including Selling Dealer and the subscriber.

(m)	In connection with any offer or sale of the Shares, Selling Dealer shall:

i.	comply in all respects with the restrictions and procedures set forth in the Prospectus and the LLC Agreement;

ii.	not make any statement inconsistent with the statements in the Prospectus and any supplements or amendments to the Prospectus;

iii.	not make any untrue or misleading statements of material fact in connection with the offer or sale of the Shares; and

iv.	not provide any written information, statements or sales materials other than the Prospectus, the Sales Materials, and the supplements or amendments to the Prospectus unless approved in advance and in writing by the manager.

(n)	Selling Dealer agrees that it shall not place any advertisement or other solicitation with respect to the Shares (including, without limitation, any material for use in any newspaper, magazine, radio or television commercial, telephone recording, motion picture, or other public media) without the prior written approval of the manager and the prior filing with and review of the form and content of the advertisement or solicitation by the SEC, FINRA and the securities authorities of the states where the advertisement or solicitation is to be circulated. Any such advertisements or solicitations shall be at Selling Dealer’s expense.

(o)	Selling Dealer agrees that as it solicits and sells the Shares:

i.	the subscribers will meet the suitability requirements set forth in the Prospectus and the subscription agreement, as may be updated from time to time; and

ii.	the subscribers will properly execute the subscription agreement, together with any additional forms provided in any supplement or otherwise provided to Selling Dealer by the manager or MCUSA to be completed by subscribers.

(p)	Selling Dealer agrees and covenants that:

i.	the representations and warranties made in this Agreement are and shall be true and correct at each applicable closing date on Share sales; and

ii.	Selling Dealer shall have fulfilled all its obligations under this Agreement at the applicable closing date.

(q)	Selling Dealer shall promptly announce its participation in the Offering as Selling Dealer to its registered representatives, by means which may include, but are not limited to, newsletter, e-mail, mail or otherwise, which announcement also shall advise the registered representatives to contact MCUSA at 225 Franklin St., 17th Floor, Suite 1700 Boston, MA 02180, facsimile: (617) 457-0648, and Selling Dealer shall concurrently provide a copy of the announcement to MCUSA.

(r)

Selling Dealer has in place and will maintain suitable and adequate “know your customer” policies and procedures, will comply with all applicable laws and regulations relating to the offering of the Shares, including those regarding record-keeping and disclosure, compliance with privacy laws, and anti-money laundering activities, which would include, but not be limited to, the Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Graham-Leach-Billey Act of 1999 and all other applicable rules and regulations of the SEC and FINRA, and will provide documentation of the foregoing to the manager and MCUSA on written request.

2.	Section 2: Covenants of MCUSA

(a)	MCUSA will notify Selling Dealer immediately, and confirm the notice in writing, of the institution or threatened institution by the SEC or any state securities regulatory authority of any proceedings in respect of the Prospectus or the offering of the Shares (including, without limitation, any suspension of the qualification of the Shares for offering or sale in any jurisdiction).

(b)	MCUSA will notify Selling Dealer in writing as to the identity of the escrow agent once selected.

(c)	MCUSA will furnish to Selling Dealer, without charge, as many copies of any preliminary prospectus and the Prospectus and each amendment or supplement thereto and such other material as it may authorize as Sales Material under the applicable rules and regulations as Selling Dealer may reasonably request from time to time.

(d)	MCUSA will notify Selling Dealer immediately, and confirm the notice in writing, (i) when the Registration Statement shall have become effective with the SEC, (ii) when any post-effective amendment to the Registration Statement shall have become effective, and (iii) of any request of the SEC for amendment or supplementation of the Registration Statement or Prospectus or for additional information. MCUSA shall have no obligation under this Section if the Fund or manager has already provided such notice.

3.	Section 3: Compensation

(a)	Selling Commissions. Subject to the volume discounts described below, the Fund has agreed to pay MCUSA commissions in the amount of $0.70 per Share (“Selling Commissions”) sold by MCUSA and the Selling Dealers; provided, however, that no Selling Commissions shall be payable by the Fund with respect to Shares sold (i) if Selling Dealer waives the Selling Commission; (ii) to manager or its affiliates; (iii) to broker-dealers participating in the Offering or any of their associated persons purchasing Shares for their own account or for their respective IRAs or Qualified Plans; (iv) to subscribers by registered investment advisors affiliated with a Selling Dealer who did not charge a commission in connection with an investment in the Shares or (v) pursuant to the DRP. Furthermore, the Selling Commission payable by the Fund with respect to Shares sold shall be reduced to the extent the Selling Dealer reduces the Selling Commission. Subject to the conditions and qualifications set forth in this Agreement, and the performance by Selling Dealer of its obligations hereunder, MCUSA will pay the Selling Commissions to Selling Dealer with respect to Shares sold by Selling Dealer, subject to the limitations and exceptions contained herein.

Notwithstanding the provisions of Section 3(a) above, and subject to the conditions set forth below, the Selling Commissions to be paid by the Fund shall be reduced for Shares sold to subscribers making an initial cash investment of more than $250,000 through the same Selling Dealer (but excluding any Shares purchased pursuant to the DRP) as follows:

Total Investment for a Single Subscriber	Purchase Price Per Share	Selling Commission Per Share
$250,001 - $500,000	9.90	0.60
$500,001 - $750,000	9.75	0.45
$750,001 -$1,000,000	9.65	0.35
More than $1,000,000	9.55	0.25

Any reduction in the amount of the Selling Commissions in respect of volume discounts received will be credited to the subscriber in the form of additional Shares, with fractional shares being issued if necessary. Selling Commissions will not be paid on any Shares issued in respect of a volume discount. For example, a subscriber purchasing $600,000 of Shares will receive 61,538.462 Shares at a purchase price per Share of $9.75.

To the extent reasonably practicable, the Selling Dealer shall combine purchases for the purpose of qualifying a subscriber for, and crediting a subscriber or subscribers with, additional Shares, provided that all combined purchases are made through the same Selling Dealer and approved by the Fund. For these purposes, the Fund will combine subscriptions made in the Offering with other subscriptions in the Offering by the same subscriber for the purpose of computing amounts invested. In addition, for purposes of the volume discount, the term “subscriber” shall include:

i.	an individual, his and her spouse and their children under the age of 21 who purchase the Shares for his, her or their own accounts;

ii.	a corporation, partnership, association, joint stock company, trust fund or any organized group of persons whether incorporated or not;

iii.	an employee’s trust, pension, profit sharing or other employee benefit plan qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; and

iv.	all commingled trust funds maintained by a given bank.

(b)	Due Diligence Expenses. The Fund has agreed to reimburse MCUSA for fees and expenses actually incurred for bona fide accountable due diligence efforts expended in connection with the Offering (“Due Diligence Expenses”) up to a maximum amount of 0.5% of the gross proceeds of the offering. MCUSA will reimburse Selling Dealer for Due Diligence Expenses to the extent that such expenses are included in a detailed and itemized invoice delivered to MCUSA. Reimbursable Due Diligence Expenses may include actual costs incurred by Selling Dealers to review the business, financial statements, transactions, and investments of the manager to determine the accuracy and completeness of information provided in the Prospectus, the suitability of the investment for their clients and the integrity and management expertise of the manager and its personnel. Costs may include telephone, postage and similar communication costs incurred in communicating with the Manager’s personnel and the Manager’s outside accountants and counsel in this pursuit, and travel and lodging costs incurred in visiting the Manager’s offices, reviewing the Manager’s books and records and interviewing key personnel of the manager.

(c)	Payment Terms.

i.	Within 7 days after receipt by MCUSA from the manager of Selling Commissions, and where MCUSA has received a valid invoice from the Selling Dealer for the same, MCUSA shall re-allow such payments to the Selling Dealer. Payment of Selling Commissions and other amounts payable by MCUSA under this Agreement shall be made by way of an automated clearing house or such other method as MCUSA determines. In the event that MCUSA pays any fees or commissions to Selling Dealer for which a subscription is rescinded as permitted by its terms, MCUSA may reduce the next payment of fees or commissions or other compensation payable under this Agreement in an amount equal to the fees or commissions associated with the rescinded subscription. If no further fees or commissions or other compensation is payable to Selling Dealer, then Selling Dealer shall reimburse MCUSA for any fees or commissions related to any rescinded subscription.

ii.	Payment of Selling Commissions shall not occur until such time as the Fund receives, and the manager accepts, the Minimum Offering, except with respect to payment of Selling Commissions for subscriptions from Pennsylvania investors, in which case payment of Selling Commissions shall not occur until such time as the Fund has received and accepted subscriptions from subscribers, including Pennsylvania residents, for $10,000,000 or more.

iii.	After receipt of the Minimum Offering, payment of Selling Commissions shall not occur until such time as the Fund receives and the manager accepts the subscriptions for Shares that the Selling Dealer sold; provided, however, that with respect to subscriptions from Pennsylvania residents, after the Fund has received and accepted subscriptions from subscribers, including Pennsylvania residents, for $10,000,000 or more, payment of the Selling Commissions shall not occur until such time as the Fund receives and the manager accepts the subscriptions for Shares that the Selling Dealer sold.

iv.	If the Fund does not receive the Minimum Offering, no amounts shall be payable to Selling Dealer, and all funds advanced by subscribers shall be returned to them with interest earned, if any; provided, however, that with respect to subscriptions from Pennsylvania residents, if the Fund does not receive and accept subscriptions from subscribers, including Pennsylvania residents, for $10,000,000 or more, no amounts shall be payable to Selling Dealer, with respect to such subscriptions from Pennsylvania residents, and all funds advanced by Pennsylvania residents shall be returned to them with interest earned.

v.	The manager has the right to reject any subscription at any time for any reason without liability to anyone, including Selling Dealer and the subscriber.

vi.	No subscriber shall be admitted to the Fund until such time that at least five (5) business days have lapsed since the subscriber received the Prospectus. In making such a determination, manager shall be entitled to rely on representations made by subscribers, MCUSA, and Selling Dealers regarding the timing and receipt of the Prospectus.

vii.	Subscriptions for Shares received after the closing date of the Minimum Offering shall promptly be accepted or rejected by the manager after their receipt by the Fund (but in any event not later than 30 days thereafter); provided, however, that subscriptions for Shares received from Pennsylvania residents after such time that the manager has received and accepted subscriptions by subscribers, including Pennsylvania residents, for $10,000,000 or more, shall promptly be accepted or rejected by the manager (but in any event not later than 30 days after receipt of such subscriptions).

4.	Section 4: Expenses of Sale

Except as otherwise specifically set forth in this Agreement, the expenses in connection with the offer and sale of the Shares shall be payable as set forth below.

(a)	MCUSA shall pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its attorneys and accountants, even if the Offering is not successfully completed.

(b)	Selling Dealer shall pay all expenses incident to the performance of its obligations under this Agreement, including the fees and expenses of its own counsel and accountants, even if the Offering is not successfully completed.

5.	Section 5: Conditions of Selling Dealer’s Duties

Selling Dealer’s obligations under this Agreement, as of the date of this Agreement and at each applicable closing date, shall be subject to the following:

(a)	the performance by MCUSA of its obligations under this Agreement; and

(b)	the performance by the Fund and the manager of their obligations under the Dealer Manager Agreement.

6.	Section 6: Conditions of MCUSA’s Duties

MCUSA’s obligations under this Agreement, including the duty to pay compensation and reimbursements to Selling Dealer as set forth in Section 3 of this Agreement, shall be subject to the following:

(a)	the accuracy, as of the date of this Agreement and at each applicable closing date (as if made at such closing date) of Selling Dealer’s representations and warranties made in this Agreement;

(b)	the performance by Selling Dealer of its obligations under this Agreement; and

(c)	MCUSA’s receipt at or before the applicable closing date, of a fully executed subscription agreement for each subscriber solicited by the Selling Dealer as required by this Agreement, which has been accepted by the manager.

7.	Section 7: Indemnification

(a)	The manager, which shall be a party to this Agreement only for purposes of providing indemnification under this Section 7(a), agrees to indemnify and hold harmless Selling Dealer, its directors, officers, and each person, if any, who controls Selling Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act as follows:

i.

against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, any preliminary prospectus, or the Prospectus (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading;

ii.	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, to the extent of the aggregate amount paid in settlement of any litigation, or any investigation or proceeding by any governmental agency or body (including any state securities administrator), commenced or threatened, or of any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission; provided that (subject to Section 7(d) below) any such settlement is effected with the written consent of the Fund;

iii.	against any and all loss, liability, claim, damage and expense whatsoever, as incurred, arising out of any breach of this Agreement; and

iv.	against any and all expense whatsoever (including fees and disbursements of counsel chosen by MCUSA) reasonably incurred in investigating, preparing or defending against any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever based upon any such untrue statement or omission, or any such alleged untrue statement or omission, to the extent that any such expense is not paid under subparagraph (i) or (ii) above; provided, however, that this indemnity agreement shall not apply to any loss, liability, claim, damage or expense to the extent arising out of any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with written information furnished to the Fund by Selling Dealer expressly for use in the Registration Statement, any preliminary prospectus or the Prospectus (or any amendment or supplement thereto); provided, further, however, that the indemnity contained in this Section 7(a) shall not inure to the benefit of Selling Dealer in connection with any preliminary prospectus to the extent that any such loss, claim, damage or liability of Selling Dealer results solely from the fact that Selling Dealer sold Shares to a person to whom it is established that there was not sent or given a copy of a corrected preliminary prospectus, if the Fund, manager, or MCUSA has previously furnished to Selling Dealer the copies of such corrected preliminary prospectus theretofore requested by Selling Dealer and Selling Dealer had sufficient time to distribute such corrected preliminary prospectus, and the loss, claim, damage or liability of Selling Dealer results from an untrue statement or omission of a material fact contained in a preliminary prospectus that was corrected in such corrected preliminary prospectus.

(b)	Selling Dealer agrees to indemnify and hold harmless the Fund, the manager, MCUSA, their directors, officers and each person, if any, who controls the Fund or the manager within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, against any and all loss, liability, claim, damage and expense (i) described in the indemnity contained in Section 7(a), as incurred, but only with respect to untrue statements or omissions, or alleged untrue statements or omissions, made in the Registration Statement, any preliminary prospectus, or the Prospectus (or any amendment or supplement thereto) in reliance upon and in conformity with written information furnished to the Fund by Selling Dealer expressly for use in the Registration Statement, any preliminary prospectus, or the Prospectus (or any amendment or supplement thereto) and (ii) arising out of any breach of this Agreement.

(c)	Each indemnified party shall give notice as promptly as reasonably practicable to each indemnifying party of any action commenced against it in respect of which indemnity may be sought hereunder, but failure to so notify an indemnifying party shall not relieve such indemnifying party from any liability hereunder to the extent it is not materially prejudiced as a result thereof and in any event shall not relieve it from any liability which it may have otherwise than on account of this indemnity agreement. In the case of parties indemnified pursuant to Section 7(a) above, counsel to the indemnified parties shall be selected by Selling Dealer, and, in the case of parties indemnified pursuant to Section 7(b) above, counsel to the indemnified parties shall be selected by the manager in the case of the Fund or the manager or its directors, officers and each person, if any, who controls the Fund or manager, and by MCUSA in the case of MCUSA or its directors, officer and each person, if any, who controls MCUSA. An indemnifying party may participate at its own expense in the defense of any such action; provided, however, that counsel to the indemnifying party shall not (except with the consent of the indemnified party) also be counsel to the indemnified party. Except in the case of separate counsel for indemnification under Section 7(b), in no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to any local counsel) separate from their own counsel for all indemnified parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified parties, settle or compromise or consent to the entry of any judgment with respect to any litigation, or any investigation or proceeding by any governmental agency or body, commenced or threatened, or any claim whatsoever in respect of which indemnification could be sought under this Section 7 (whether or not the indemnified parties are actual or potential parties thereto), unless such settlement, compromise or consent (i) includes an unconditional release of each indemnified party from all liability arising out of such litigation, investigation, proceeding or claim and (ii) does not include a statement as to or an admission of fault, culpability or a failure to act by or on behalf of any indemnified party.

(d)	If at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel, such indemnifying party agrees that it shall be liable for any settlement of the nature contemplated by Section 7(a)(ii) effected without its written consent if (i) such settlement is entered into more than 45 days after receipt by such indemnifying party of the aforesaid request, (ii) such indemnifying party shall have received notice of the terms of such settlement at least 30 days prior to such settlement being entered into and (iii) such indemnifying party shall not have reimbursed such indemnified party in accordance with such request prior to the date of such settlement.

8.	Section 8: Effectiveness and Termination

This Agreement shall become effective upon the execution hereof by Selling Dealer and receipt of such executed Agreement by MCUSA; provided, however, that in the event of the execution of this Agreement prior to the time that the Registration Statement, as defined in the Dealer Manager Agreement, becomes effective with the SEC, this Agreement shall not become effective prior to the Registration Statement becoming effective with the SEC and shall instead become effective simultaneously with the effectiveness of the Registration Statement. This Agreement shall expire upon completion of the Offering or upon termination of the Offering by the manager. MCUSA or Selling Dealer may terminate this Agreement at any time and for any reason by giving the other party written notice at least 30 days prior to the effective date of termination. All representations, warranties and rights to indemnification hereunder shall survive such termination and remain in full force and effect.

9.	Section 9: Applicable Law

This Agreement shall be construed in accordance with the laws of the State of Delaware.

10.	Section 10: Notices

All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication. Notices to MCUSA shall be directed to Macquarie Capital (U.S.A.) Inc. at its address at 225 Franklin Street, 17th Floor, Suite 1700 Boston, MA 02110, facsimile: (617) 457-0648, attention: Key Accounts manager; and notices to Selling Dealer shall be directed to it at its address listed on Schedule A.

11.	Section 11: No Advisory or Fiduciary Relationship

Selling Dealer acknowledges and agrees that (a) in connection with the Offering and the process leading to such transaction each of MCUSA and the Selling Dealers is and has been acting solely as an independent contractor and is not the agent or fiduciary of MCUSA, any other Selling Dealer, the Fund or the manager, or their stockholders, creditors, employees or any other party,

(b) neither MCUSA nor any other Selling Dealer has assumed or will assume an advisory or fiduciary responsibility in favor of Selling Dealer with respect to the Offering or the process leading thereto, and neither MCUSA nor any other Selling Dealer has any obligation to Selling Dealer with respect to the Offering except the obligations expressly set forth in this Agreement, (c) MCUSA and the other Selling Dealers may be engaged in a broad range of transactions that involve interests that differ from those of Selling Dealer, and (d) neither MCUSA nor any other Selling Dealer has provided any legal, accounting, regulatory or tax advice with respect to the Offering and Selling Dealer has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

12.	Section 12: Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.

13.	Section 13: Benefits

This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto.

14.	Section 14: Complaints

MCUSA and Selling Dealer agree as follows:

(a)	to notify the other if either receives a subscriber complaint in connection with the offer or sale of Shares by Selling Dealer;

(b)	to cooperate with the other in resolving the complaint; and

(c)	to cooperate in any regulatory examination of the other to the extent it involves this Agreement or the offer or sale of Shares by Selling Dealer.

[signature page follows]

Signature Page

If the foregoing is in accordance with Selling Dealer’s understanding of our Agreement, please sign and return to MCUSA a counterpart hereof, whereupon this Agreement, along with all counterparts, will become a binding agreement between MCUSA (and, for purposes of Section 7 only, the manager) and Selling Dealer in accordance with its terms.

Sincerely,
MACQUARIE CAPITAL (USA) INC.

By:
Name:
Title:
Date:

The foregoing Selling Dealer Agreement is CONFIRMED AND ACCEPTED as of the date first above written:

[NAME OF SELLING DEALER FIRM]:

By:
Name:
Title:
Date:

For purposes of Section 7 only, MACQUARIE ASSET MANAGEMENT INC.:

By:
Name:
Title:	Director
Date:

Schedule A – Selling Dealer Information

SELLING DEALER DETAILS

Name of Selling Dealer:

CRD #:

Type of Entity (e.g., corporation, LLC):

Jurisdiction of Formation:

Address:

Facsimile Number:

Person to whom Notice Should be Sent:

PAYMENT DETAILS

Payment Type:	☐ ACH	☐ Check

For ACH Payments:

Bank Name:

Account Name:

Bank ABA #:

Bank Account #:

Type of Account:

Name(s) and e-mail(s) for commission report:

For check payments:

Payee Name:

Payee Address

Attention: